Exhibit 5.1

October 2, 2015

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Re:	Registration Statement on Form S-3 (File No. 333-204274)

Ladies and Gentlemen:

We have served as special Florida counsel to F.N.B. Corporation, a Florida corporation (the “Company”), in connection with certain matters of Florida law arising out of the registration by the Company of the offering and sale, in each case under the above referenced Registration Statement on Form S-3 (File No. 333-204274), (together with the base prospectus (the “Base Prospectus”) contained therein, the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of $100,000,000 aggregate principal amount of the Company’s 4.875% Subordinated Notes due 2025 (the “Notes”).

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. that certain Underwriting Agreement, dated September 29, 2015, (the “Underwriting Agreement”), by and among the Company, RBC Capital Markets, LLC and Sandler O’Neill & Partners, L.P.;

2. the Registration Statement and all amendments thereto in the form in which it was transmitted to the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act;

3. the Preliminary Prospectus Supplement relating to the Notes, dated September 28, 2015, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act;

4. the Final Prospectus Supplement relating to the Notes, dated October 1, 2015, in the form in which it was filed by the Company with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act;

5. the Company’s Articles of Incorporation and Bylaws, in each case as amended through the date hereof (the “Charter” and “Bylaws”, respectively, and collectively, the “Organizational Documents”);

6. that certain Indenture, dated as of the date hereof, by and between the Company and Wilmington Trust, National Association, as Trustee;

F.N.B. Corporation

October 2, 2015

7. that certain First Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee;

8. resolutions (the “Board Resolutions”) of the Company’s Board of Directors (the “Board”) (i) approving, among other things, the Underwriting Agreement and the transactions contemplated thereby (including the issuance of the Notes) and (ii) establishing the pricing committee of the Board (the “Pricing Committee”);

9. resolutions of the Pricing Committee approving, among other things, the final pricing terms of the Notes (the “Committee Resolutions” and, collectively with the Board Resolutions, the “Resolutions”);

10. a certificate, dated September 30, 2015, from the Secretary of State of the State of Florida as to the incorporation and active status of the Company;

11. a certificate executed by an appropriate officer of the Company, dated as of the date hereof, certifying, among other things, the Organizational Documents and the Resolutions; and

12. such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the following:

1. the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents;

2. each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and

3. each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (including the Company) set forth therein are legal, valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

Additionally, as to questions of fact in respect of the opinion hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Notes have been legally issued.

F.N.B. Corporation

October 2, 2015

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion herein concerning any law other than the laws of the State of Florida.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Notes (the “Current Report”), which is incorporated by reference in the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent. Notwithstanding the foregoing, investors are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Current Report and such incorporation by reference into the Registration Statement and the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

GREENBERG TRAURIG, P.A.

By:	/s/ Drew M. Altman, Esq.
Drew M. Altman, Esq.